                                                                     EXHIBIT 12

                  RYERSON TULL, INC. AND SUBSIDIARY COMPANIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)

                                                                     THREE
                                                                    MONTHS
                                                                     ENDED
                                                                   MARCH 31,
                                 YEAR ENDED DECEMBER 31,          (UNAUDITED)
                             -----------------------------------  ------------
                              1991   1992   1993   1994    1995   1995   1996
                             ------  -----  -----  -----  ------  -----  -----
Earnings Available:
  Pretax income or (loss)... $(11.5) $ 5.9  $38.1  $88.3  $145.4  $41.0  $36.7
  Amortization of
   capitalized interest.....    --     --     --     --      --     --     --
  Fixed charges:
    Interest and
     amortization of debt
     expense................   17.1   12.8   10.9    2.9     2.6    0.7    0.6
    Rents (one-third of all
     rentals)*..............    6.4    6.0    5.6    5.3     5.4    1.3    1.2
                             ------  -----  -----  -----  ------  -----  -----
      Fixed charges included
       in income............   23.5   18.8   16.5    8.2     8.0    2.0    1.8
                             ------  -----  -----  -----  ------  -----  -----
        Total Earnings
         Available.......... $ 12.0  $24.7  $54.6  $96.5  $153.4  $43.0  $38.5
                             ======  =====  =====  =====  ======  =====  =====
Total Fixed Charges:
  Total fixed charges per
   above.................... $ 23.5  $18.8  $16.5  $ 8.2  $  8.0  $ 2.0  $ 1.8
  Capitalized interest......     .4     --     --     --      --     --     --
                             ------  -----  -----  -----  ------  -----  -----
        Total Fixed
         Charges............ $ 23.9  $18.8  $16.5  $ 8.2  $  8.0  $ 2.0  $ 1.8
                             ======  =====  =====  =====  ======  =====  =====
Ratio of Earnings to Fixed
 Charges....................     .5x   1.3x   3.3x  11.8x   19.2x  21.5x  21.4x
                             ======  =====  =====  =====  ======  =====  =====

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*Deemed to be appropriate interest portion of all rental expense